Exhibit 5
October 30, 2007
Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, Missouri 63141
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel for Patriot Coal Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) and the filing thereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the Company’s registration of shares (including associated preferred share purchase rights, the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as follows: (i) 2,600,000 Shares (the “Plan Shares”) issuable pursuant to the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan (the “2007 Plan”) and (ii) 1,000,000 Shares (the “ESPP Shares”) issuable pursuant to the Patriot Coal Corporation Employee Stock Purchase Plan (the “ESP Plan,” and together with the 2007 Plan, the “Plans”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of rendering this opinion, including (a) the Registration Statement, (b) the Company’s Amended and Restated Certificate of Incorporation, (c) the Company’s Amended and Restated Bylaws, (d) resolutions of the Board of Directors of the Company and the Compensation Committee of the Board of Directors related to the Plans, (e) the Plans, (f) a specimen certificate representing the Common Stock for the Plan Shares and ESPP Shares and (g) such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.
     In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have also assumed that, at the time of the issuance of the Shares, (i) any and all agreements related to the issuance of the Shares will have been duly executed and delivered by the Company and the recipient of the Shares and (ii) to the extent applicable, the cash consideration payable to the Company in connection with the issuance and sale of the Shares will not be less than the par value of the Common Stock.
     Based upon and subject to the foregoing, it is our opinion that when certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock or the Shares have been registered and issued electronically into a book entry account maintained by the Company’s transfer agent through The Depository Trust Company or through the Direct Registration System and the Company’s Board of Directors or Compensation Committee has approved the issuance of specific awards of Plan Shares under the 2007 Plan, the Plan Shares and ESPP Shares, when issued and delivered by the Company and, to the extent applicable, paid for in accordance with the terms of the Plans and, to the extent applicable, the award agreements under the 2007 Plan, will be validly issued, fully paid and non-assessable.
     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion herein concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations thereunder.

Very truly yours, KATTEN MUCHIN ROSENMAN LLP